Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 4

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	210,000	0.1458	06/02/2026

Alpha Structured Finance LP

Purchase of Common Stock	50,000	0.1420	06/02/2026